UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 4, 2012

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #210 Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On May 4, 2012, following the recommendation of the Nominating and Governance Committee, the Board of Directors of CardioNet, Inc. (the “Company”) appointed Anthony J. Conti as a director of the Company.  Mr. Conti will serve as a Class II director with a term continuing through the Company’s 2015 Annual Meeting of Stockholders.  Mr. Conti fills a vacancy on the Board of Directors of the Company.  The Board of Directors now consists of seven directors.

Mr. Conti will serve as Chairman of the Audit Committee.

Item 5.07         Submission of Matters to a Vote of Security Holders.

On May 4, 2012, the Company held its 2012 annual meeting of stockholders (the “Annual Meeting”).  At the Annual Meeting, the Company’s stockholders elected the nominee for director, approved the CardioNet, Inc. 2008 Equity Incentive Plan, and ratified the selection of Ernst & Young as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2012.  The nominee and the other proposals are described in detail in the Company’s Definitive Proxy Statement.

Proposal 1

The Company’s stockholders elected one director to the Board to serve for a three year term until the 2015 annual meeting of stockholders.  The votes regarding this proposal are as follows:

	Votes For	Votes Withheld	Broker Non-Votes

Kirk E. Gorman	14,826,297	970,234	5,674,085

Proposal 2

The Company’s stockholders approved the CardioNet, Inc. 2008 Equity Incentive Plan in accordance with Internal Revenue Code Section 162(m).  The votes regarding this proposal were as follows:

Votes For	Votes Against	Abstain	Broker Non-Votes

8,437,584	7,338,747	20,200	5,674,085

Proposal 3

The Company’s stockholders ratified the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP, Independent Registered Public Accounting Firm, for the fiscal year ending December 31, 2012.

Votes For	Votes Against	Abstain	Broker Non-Votes

20,750,629	509,872	210,115	0

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Exhibit Title
99.1	Press Release by the Company, dated May 10, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

May 10, 2012	By:	/s/ Peter Ferola

		Name:	Peter Ferola
		Title:	Senior Vice President & Secretary